Exhibit 1.2

GE DEALER FLOORPLAN MASTER NOTE TRUST
ASSET BACKED NOTES

TERMS AGREEMENT

(SERIES 2012-1)

Dated:    February 14, 2012

To:	CDF Funding, Inc.
General Electric Capital Corporation

Re:	Underwriting Agreement, dated February 14, 2012, among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein

1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2012-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date

A	$750,000,000	One month LIBOR plus 0.57% per year	February 21, 2017

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased

Credit Suisse Securities (USA) LLC	A	$300,000,000

Citigroup Global Markets Inc.	A	$300,000,000

J.P. Morgan Securities LLC	A	$37,500,000

RBC Capital Markets, LLC	A	$37,500,000

SG Americas Securities, LLC	A	$37,500,000

Mischler Financial Group, Inc.	A	$37,500,000

3.	Underwriting Allotment

Underwriting Allotment	Class A

Credit Suisse Securities (USA) LLC	$300,000,000

Citigroup Global Markets Inc.	$300,000,000

J.P. Morgan Securities LLC	$37,500,000

RBC Capital Markets, LLC	$37,500,000

SG Americas Securities, LLC	$37,500,000

Mischler Financial Group, Inc.	$37,500,000

Total Amount	$750,000,000.00

4.	Purchase Price, Discounts and Concessions

Class A

Gross Purchase Price	100.00%

Underwriting Discount	0.260%

Net Purchase Price	99.740%

Maximum Dealer Selling Concessions	0.156%

Maximum Dealer Reallowance Discounts	0.078%

5.	Date of Sale

February 14, 2012 (the date the first Contract of Sale was entered into as designated by the Representatives).

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

CREDIT SUISSE SECURITIES (USA) LLC,
for itself and as a Representative

By:	/s/ Ann Tran
Name:	Ann Tran
Title:	Director

CITIGROUP GLOBAL MARKETS INC.,
for itself and as a Representative

By:	/s/ David Mandel
Name:	David Mandel
Title:	Director

Accepted and Agreed:

CDF Funding, inc.

By:	/s/ John E. Peak
Name: John E. Peak
Title: Vice President

General Electric Capital Corporation

By:	/s/ Thomas Davidson
Name: Thomas Davidson
Title: Attorney-in-Fact